Exhibit 10.31

SEPARATION AND CONSULTING AGREEMENT

(“Agreement”)

First Albany Companies Inc., its direct and indirect subsidiaries and affiliates (collectively, the “Company”) and I, Steven R. Jenkins, agree as follows:

1.

Resignation of Employment, Offices, and Authorities.  I hereby resign my employment with the Company and from all offices and administrative positions I hold with the Company, including the offices set forth on Exhibit A to this Agreement, effective as of November 3, 2005 (the “Effective Date”).  I will sign the letter attached as Exhibit A to this Agreement confirming such resignations on the same date I sign this Agreement.  I will receive my base salary through the Effective Date.  I further agree and acknowledge that as of the Effective Date, I will no longer have any authority to make or enter into any agreements, commitments, or representations on behalf of the Company, and I will no longer have any signing or other authority on the Company’s accounts, trusts, books, or records.

2.

Separation Benefits.  In exchange for my execution of this Agreement and the promises I made herein (and without any other obligation to do so), and provided that I do not give the Company reason to stop or withhold such benefits under Section 15, below, the Company will:

a.

Pay me $475,000 on or about July 1, 2006.

b.

Pay me $475, 000 on or about February 28, 2007.

c.

Pay for my continued group health insurance coverage, pursuant to Section 4980B of the Internal Revenue Code (“COBRA”), if eligible, for a period ending on the earlier of (i) December 31, 2006 or (ii) the date upon which I accept full-time employment with another employer, after which date I may continue such coverage at my own expense for the remainder of the COBRA continuation period pursuant to applicable law.  I agree to notify the Company immediately upon your acceptance of full-time employment with another employer.  Payment for my COBRA premiums for January through June 2006, if owing under this paragraph, will be made to me in a lump sum on or about July 1, 2006.  Payment for COBRA premiums for months after June 2006, if owing under this paragraph, will be made to me on a monthly basis.

d.

Permit the continued vesting of any Restricted Shares granted to me under the terms of the 1999 Long-Term Incentive Plan (“1999 LTIP) or the 2001 Long-Term Incentive Plan (“2001 LTIP”) through February 28, 2006, on which date all unvested Restricted Shares held by me shall automatically become fully (i.e., 100%) vested.

Except as modified in this Agreement, my rights under the Company’s 1989 Stock Incentive Plan, the 1999 LTIP, the 2001 LTIP, 2005 Deferred Compensation Plan, or any other Company benefit or incentive plans will remain as stated under the terms and conditions of those plans.

3.

Release of Claims.  In exchange for the benefits provided to me under this Agreement, I irrevocably and unconditionally forever release and discharge the Company and its successors and assigns, and each of their current and former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs) (collectively, the “Released Parties”) from all actual or potential, known or unknown claims that I presently may have, including but not limited to any arising out of my employment with, and separation from, the Company.  The claims that I am releasing include, for example and without limitation, claims under any federal, state or local common law, statute, regulation or law of any type, including claims of employment discrimination or for breach of contract; any claims arising under or otherwise related to any other written or oral agreement between me and the Company (including but not limited to my offer letter from the Company dated as of December 21, 1998, my Agreement with the Company dated as of February 2, 1999 with attached Promissory Note, and any amendments thereto); and claims for any other or further compensation, payments or benefits of any kind from any Released Party.  I have not filed or caused to be filed any lawsuit, complaint, charge, grievance or any other proceeding against the Company with any court, agency or other tribunal and to the extent permissible by law, I promise never to do so based on any claims released in this section.

4.

Indemnification and Conversion Rights.  The general release set forth in Section 3, above, is not intended to, and will not operate to, waive or limit any existing rights I may have (i) to indemnification as a former officer of the Company under any liability insurance policy maintained by the Company; under any charter, certificate of incorporation, by-law or resolution of the Company; or as otherwise required by law; (ii) to convert my coverage under the Company’s group life insurance policy to individual coverage, at my own expense; or (iii) to roll over my 401(k) assets under the terms of the Company’s 401(k) plan.

5.

Consulting Relationship.  In further exchange for the benefits provided to me under this Agreement, I agree to provide exclusive and full-time consulting services to the Company from the date of this Agreement through December 31, 2005 (“Consulting Period”), in accordance with this Section 5.  I agree that the benefits provided to me under this Agreement are adequate consideration for both my release of claims under Section 3 and my promises under this Section 5.  I understand and agree that this Section 5 does not constitute a hiring or employment agreement and that during the Consulting Period, except as otherwise provided for in this Agreement, I will not be eligible for, and I hereby waive any claim to, wages, compensation, or any benefits provided to employees of the Company.

a.

Consulting Services.  I shall render such financial and accounting-related consulting services, at such time(s) and place(s), as may reasonably be requested by the Board of Directors of First Albany Companies Inc. (the “Board”) or its designee.  During the Consulting Period, when I am not performing consulting services for the Company, I shall be prohibited from rendering services to persons or entities outside the Company.  I will not be required or expected to be on Company premises during the Consulting Period, except as may be requested by the Board or its designee from time to time.

b.

Nature of Consulting Services.  During the Consulting Period, I agree to continue to perform such duties and responsibilities as may be assigned to me by the Board or its designee, including to cooperate in the effort to effect an orderly, smooth, and efficient transition of my duties and responsibilities to such individual(s) as the Company may direct; to fully cooperate with and act consistent with the lawful directions of the Board and its designee; and to refrain from making disparaging remarks to any person or entity, internal or external, about the Company or its officers, or statements inconsistent with the best interests of the Company and its officers.

c.

Consulting Fee.  During the Consulting Period, the Company shall pay me a monthly fee equal to $25,000 (the “Consulting Fee”) for each full month I provide consulting services in accordance with this Section 5.  I agree that I will be solely responsible for any federal, state, or local employment, payroll, income, or other withholdings or taxes due or owing in connection with the Consulting Fee and that the Company will not withhold any such or other amounts from the fee.  I further agree that I will be solely responsible for payment on behalf of myself of any unemployment insurance, workers’ compensation insurance, and/or liability insurance during the Consulting Period.

d.

Expenses.  The Company agrees to reimburse me for reasonable and necessary out-of-pocket business expenses incurred by me in connection with the performance of my duties hereunder, provided that all such expenses shall require prior written approval by the Board or its designee.

6.

No Further Benefits.  I understand and agree that the consideration provided to me under the terms of this Agreement is in addition to anything of value to which I am otherwise entitled.  I represent, warrant and acknowledge that the Company owes me no wages, compensation, or payments or form of remuneration of any kind or nature, including any salary, bonus or incentive compensation, other than as specifically provided for in this Agreement or in a subsequent written agreement between me and the Company, or as otherwise vested under the terms of any Company benefit plan.

7.

Confidential Information.  Except as required by subpoena, court order, or other legal process, I agree to hold in strict confidence and that I will not (and have not) at any time after first receiving a copy of this Agreement disclose, nor use for my benefit or for the benefit of any other person or entity, any information received from the Company which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge, or (iii) which is a matter of public knowledge but I know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure.  Proprietary or confidential information shall mean information that has been designated by the Company as such, that the disclosure of which could be harmful to the Company, or that the unauthorized disclosure or use of which would reduce the value of such information to the Company.  Such information includes, without limitation, the Company’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of the Company, non-public information concerning the Company’s business or financial affairs, including its books and records, strategies, forecasts, commitments, procedures, plans and prospects, compensation practices, financial products developed by the Company that have not been publicly described or disclosed by the Company, securities positions, trading strategies, or current or prospective transactions or business of the Company and any material non-public information about the Company, its clients or investors.

8.

Confidentiality of Agreement, Separation.  I agree to keep every term of this Agreement confidential and will not (and have not) at any time after first receiving a copy of this Agreement disclose the existence of this Agreement, the fact that this agreement was being discussed or considered, or the substance or contents of this Agreement to any person or entity other than my attorneys, tax advisors and immediate family, or otherwise as required by subpoena, court order, or other legal process.  I further agree that I will not make any statement concerning my separation from the Company (or the circumstances surrounding or leading up to my separation) to any reporter, research analyst, or other member of the financial press or investment or financial services communities without the prior written approval of the Company as to both the fact and content of such statement.

9.

Disclosure of Confidential Information.  Upon service to me, or anyone acting on my behalf, of any subpoena, court order, or other legal process requiring me to disclose information described in Sections 7 or 8, above, I shall immediately notify the Company of such service and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of the information prior to actual compliance with the request.  Beginning with the date the Company publicly discloses the existence of this Agreement, it shall not be a violation of Sections 7 or 8, above, for me to acknowledge that this Agreement exists and to inform others of the existence and location of such public disclosure.

10.

Covenant Not to Solicit Company Employees or Clients.  I agree that during the Consulting Period and for one year after the expiration of the Consulting Period (together, the “Restricted Period”), without the prior written consent of the Company, I will not, directly or indirectly, whether for myself or for any other individual or entity (other than any entity related to the Company), (a) hire, solicit, or endeavor to hire away or solicit away from the Company, or otherwise induce or encourage to terminate their relationship with the Company, any person whom the Company employs or otherwise engages to perform services, or has employed or engaged to perform services within the 12-month period immediately prior to the Effective Date, including, but not limited to, any consultant or contractor, or (b) solicit, attempt to solicit, or assist others to solicit any customer, client or business partner of the Company with whom I had dealings or about whom I acquired proprietary information during my employment to invest in or do business with any person or entity other than the Company, or otherwise induce or encourage such customer, client or business partner to terminate their business relationship with the Company.

11.

Covenant Not To Interfere.  I agree that during the Restricted Period I will not (a) contact any employee of the Company with respect to any matter related to the business of the Company, except for contact with the Company’s Board or its designee in connection with the administration of this Agreement or the performance of my consulting duties hereunder, (b) visit the premises of the Company other than with the express prior written consent of the Company’s Board or its designee, or (c) otherwise interfere with business of the Company.  I further agree that I will not otherwise interfere with or disrupt the Company’s relationship with any of its employees, consultants or contractors.

12.

Covenant Not to Disparage.  Except as required by subpoena, court order, or other legal process (in which case I agree to notify the Company of such subpoena, court order, or other legal process as early as reasonably possible), I agree not to criticize, denigrate, or otherwise disparage the Company or any of its directors or executive officers.  The Company agrees that its Board (other than Art Murphy) and its Chief Executive Officer (“CEO”) will not publicly criticize, denigrate, or otherwise disparage me.  Nothing in this section is intended to prohibit me from responding to any disparaging remarks made by Art Murphy.

13.

Return of Company Property; No Affiliation.  Effective immediately, I will return to the Company all files, documents, records, and copies of the foregoing (whether in hard or electronic form), Company-provided computer and telephone equipment, PDAs, pagers, credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company in my possession or control.  I further agree that, following execution of this Agreement, I will not hold myself out publicly or otherwise (including as a member of any club or association) as affiliated with the Company and that I will take all reasonable and necessary steps to notify any clubs or associations of which I am a Company-affiliated member that I am no longer affiliated with the Company.

14.

Cooperation.  I agree that I will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by me, knowledge possessed by me, or any act or omission by me.  I further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 14.  The Company agrees to reimburse me for any reasonable and necessary out-of-pocket expenses I may incur in complying with this Section 14 at the request of the Company, provided that such expenses are not incurred without the Company’s prior written approval.

15.

Violations.  I agree that (a) if I violate any provision of Sections 7 through 13 of this Agreement or (b) if at any time after the Effective Date the Board believes in good faith, following an investigation, that I have engaged in or ratified conduct with respect to  the assets, books, records and accounts, the internal accounting controls, or the financial statements of the Company or  its subsidiaries  that (i) is fraudulent, (ii) violates federal or state securities laws or regulations of self-regulatory organizations, (iii) departs from generally accepted accounting principles, or (iv) is otherwise unlawful, in addition to any other rights and remedies the Company might have (including monetary damages), (x) all payments and benefits under Section 2 of this Agreement will cease immediately and I will not be entitled to any further payments or benefits of any kind from the Company, including under Section 2, (y) payment of the Consulting Fee under Section 5 will cease immediately and my consulting relationship with the Company will terminate immediately, and (z) the Company shall be entitled to obtain an injunction to be issued by any court of competent jurisdiction (notwithstanding any existing agreement or obligation to arbitrate between or on the part of the parties) restraining me from committing or continuing any such violation(s), without the need to post any bond or for any other undertaking or prove the inadequacy of money damages.  I agree and recognize that the covenants contained in Sections 7 through 13 are of the essence of this Agreement.  Nothing in this section (or this Agreement) is intended to limit the rights or obligations of either party under the rules of any self-regulatory organization to which they are otherwise bound, including with respect to the arbitration of claims.

16.

Letter of Reference.  The Company agrees to provide me with a letter of reference in a form mutually agreeable to me and the Company.

17.

No Admission of Guilt.  This Agreement is not an admission of guilt or wrongdoing by either me or the Company.

18.

Entire Agreement.  This Agreement constitutes the entire agreement between me and the Company with respect to the subject matter hereof.  I affirm that, in entering into this Agreement, I am not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company except as expressly set forth herein.

19.

Notice.  I agree to send all communications to the Company in writing, by certified or overnight mail, addressed as follows (or in any other manner the Company notifies me to use):

First Albany Companies Inc.

Attention:  Chief Executive Officer

677 Broadway
Albany, New York 12207

With a copy to:

Chair of the Audit Committee, Board of Directors

First Albany Companies Inc.

677 Broadway
Albany, New York 12207

The Company agrees to send all communications to me in writing, by certified or overnight mail, addressed to my most recent address in the Company’s records (or in any other manner I notify the Company to use).

20.

Modifications.  No provisions of this Agreement may be modified, waived, amended or discharged except by a written document signed by me and a duly authorized Company officer.

21.

Successors.  This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the Company and the Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

22.

Validity and Waiver; Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.  If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

23.

Choice of Law and Venue.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal laws of the State of New York (excluding any that mandate the use of another jurisdiction’s laws).

24.

Interpretation.  This Agreement shall be construed as a whole according to its fair meaning, and shall not be construed strictly for or against me or the Company.  Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other.  Section headings are intended solely for convenience of reference only and shall not be a part of this Agreement for any other purpose.

25.

Tax Withholding.  Any compensation or benefits payable under this Agreement shall be subject to applicable federal, state and local withholding taxes and allowances, where appropriate.  I agree and acknowledge that (i) I shall bear sole responsibility for payment of any federal, state, or local income or other taxes or related penalties associated with my current or future receipt of any amounts pursuant to this Agreement, and (ii) the Company shall have no obligation to mitigate or hold me harmless from any such tax liabilities.

26.

Authority to Sign.  Each party represents that the individual signing this Agreement on its behalf has the authority to do so and to so legally bind the party.  The Company represents that the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action.

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27.

Review of Agreement.  I have carefully read this Agreement, fully understand what it means, and am entering into it voluntarily.

Dated:

November 3, 2005

/S/STEVEN R. JENKINS

STEVEN R. JENKINS

Dated:

November 3, 2005

FIRST ALBANY COMPANIES INC.

/S/ ARTHUR J. ROTH

By:

Arthur J. Roth

Title:

Director and Chair, Audit Committee

November 3, 2005

Board of Directors

First Albany Companies Inc.

677 Broadway
Albany, New York 12207

To the Members of the Board of Directors:

I hereby resign from the following offices, and from any and all other offices I hold with First Albany Companies Inc., its subsidiaries and affiliates, as of the date hereof:

•

Vice President and Chief Financial Officer of First Albany Companies Inc.

•

Executive Managing Director, Chief Financial Officer, and Chief Operating Officer of First Albany Capital Inc.

•

Vice President of FA Asset Management Inc.

•

Chief Financial Officer of Descap Securities

•

Vice President and Treasurer of FAC Management Corp.

Very truly yours,

/S/ Steven R. Jenkins

Steven R. Jenkins